SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Alarm.com Holdings, Inc.

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April 26, 2019

To our stockholders:

We are pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc. to be held on Wednesday, June 5, 2019 at 9:00 a.m. local time at our headquarters located at 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

We have elected to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a notice instead of paper copies of this proxy statement and our 2018 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2018 Annual Report and a form of proxy card or voting instruction form. We believe that providing our proxy materials over the Internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone or through the Internet by following the instructions on the notice you received, or, if you receive a paper proxy card by mail, by completing and returning the proxy card or voting instruction form mailed to you. Please carefully review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail.

Thank you for your ongoing support of and continued interest in Alarm.com Holdings, Inc. We look forward to seeing you at the Annual Meeting.

Sincerely,

Stephen Trundle

President, Chief Executive Officer and Director

ALARM.COM HOLDINGS, INC.

8281 Greensboro Drive, Suite 100

Tysons, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2019

To the Stockholders of Alarm.com Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc., a Delaware corporation (the “Company”) will be held on Wednesday, June 5, 2019 at 9:00 a.m. local time at the Company’s principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102 for the following purposes:

1.

To elect the two (2) nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

4.

To consider, if properly presented at the Annual Meeting, a non-binding stockholder proposal requesting the Board of Directors to take each step necessary to amend the Company’s certificate of incorporation and its bylaws to eliminate each voting requirement therein that calls for a greater than simple majority vote.

5.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting was April 8, 2019. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Daniel Ramos

Corporate Secretary

Tysons, Virginia

April 26, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a brokerage firm, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that agent in order to vote your shares that are held in such agent’s name and account.

ALARM.COM HOLDINGS, INC.

8281 Greensboro Drive, Suite 100

Tysons, Virginia 22102

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Who is soliciting my vote?

We are providing you with these proxy materials because the Board of Directors of Alarm.com Holdings, Inc. (the “Board”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Alarm.com Holdings, Inc. (the “Company”), including at any adjournments or postponements thereof, to be held on Wednesday, June 5, 2019 at 9:00 a.m. local time at the Company’s principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

Do I need to attend the Annual Meeting to vote?

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement (the “Proxy Statement”). However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy over the telephone, through Internet or by mail, and your votes will be cast for you at the Annual Meeting. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018, are being distributed and made available on or about April 26, 2019. As used in this Proxy Statement, references to “we,” “us,” “our,” “Alarm.com” and the “Company” refer to Alarm.com Holdings, Inc. and our consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting.

The Notice will provide instructions as to how you may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to you by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about April 26, 2019 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of 2019 Annual Meeting of Stockholders, this Proxy Statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ended December 31, 2018 will be made available to stockholders on the Internet on the same date.

Will I receive any other proxy materials by mail?

You will not receive any additional proxy materials via mail unless (1) you request a printed copy of the proxy materials in accordance with the instructions set forth in the Notice or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability of Proxy Materials, which we may send on or after May 6, 2019.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Wednesday, June 5, 2019 at 9:00 a.m. local time at our principal executive offices, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102. Directions to the Annual Meeting may be found at https://www.alarm.com/about/contact_us.aspx. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 8, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 48,305,153 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2019, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically through the Internet, over the telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of two (2) directors to hold office until the 2022 Annual Meeting of Stockholders (Proposal 1);

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2);

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules (Proposal 3); and

•

Consideration, if properly presented at the Annual Meeting, of a non-binding stockholder proposal requesting the Board of Directors to take each step necessary to amend our certificate of incorporation and our bylaws to eliminate each voting requirement therein that calls for a greater than simple majority vote (Proposal 4).

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How can I vote?

You may either vote “FOR” all the proposed nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify. Proxies cannot be voted for a greater number of persons than the two nominees named in this Proxy Statement. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote over the telephone, dial toll-free 1-866-243-5513 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.

•	To vote through the Internet, go to http://www.proxypush.com/alrm to complete an electronic proxy card. You will be asked to provide the control number from the Notice.

•

To vote by using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote: by telephone, through the Internet, by requesting and returning a printed proxy card or by submitting a ballot in person at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 8, 2019.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the printed proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of all two nominees for director, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, “FOR” the advisory approval of executive officer compensation and “AGAINST” the stockholder proposal requesting the Board of Directors to take all necessary steps to amend our certificate of incorporation and our bylaws to eliminate each voting requirement therein that calls for a greater than simple majority vote. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the vote during the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy).

•	You may send a timely written notice that you are revoking your earlier-dated proxy to our Corporate Secretary c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

•

You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or through the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent to change your voting instructions.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 28, 2019, to our Corporate Secretary c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our bylaws also establish an advance notice procedure if you who wish to present a proposal before an annual meeting of stockholders but you are not requesting that your proposal or nomination be included in next year’s proxy materials. To be timely for our 2020 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices not later than the close of business on March 7, 2020 nor earlier than the close of business on February 6, 2020. However, if we hold our 2020 Annual Meeting of Stockholders more than 30 days before or after June 5, 2020 (the one-year anniversary date of the 2019 Annual Meeting of Stockholders), then timely notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2020 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2020 Annual Meeting of Stockholders is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1 to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposals 2, 3 and 4, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, other than the election of directors (Proposal 1). Abstentions will have the same effect as “Against” votes on Proposals 2, 3 and 4, and will have no effect on Proposal 1. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal. Broker non-votes on Proposals 1, 3 and 4 will have no effect and will not be counted towards the vote total for any of those proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules and we, therefore, expect broker non-votes to exist in connection with those proposals.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of directors	Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the most “FOR” votes will be elected as directors; withheld votes will have no effect	None	None

2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	Not applicable (1)
3	Advisory approval of the compensation of our named executive officers	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	None

4	Non-binding
stockholder proposal
requesting the Board of
Directors to take all
necessary steps to
amend our certificate of
incorporation and our
bylaws to eliminate each
voting requirement
therein that calls for a
greater than simple
	majority vote	“FOR” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter	Against	None

(1)

This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 48,305,153 shares outstanding and entitled to vote. Thus, the holders of 24,152,577 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of an equal number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are two Class I directors whose terms of office expire in 2019: Donald Clarke and Hugh Panero. Messrs. Clarke and Panero, both current directors, have been nominated for reelection at the Annual Meeting by the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of these nominees would serve until the 2022 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our then-current directors attended the 2018 Annual Meeting of Stockholders either in person or by teleconference.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, if a quorum is present, the two nominees receiving the highest number of affirmative votes will be elected as Class I directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. Proxies cannot be voted for a greater number of persons than the two nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee that we will propose. Each nominee has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Director Nominees and Continuing Directors

The following is a brief biography of each nominee for director and each director whose term of office will continue after the Annual Meeting, and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

Nominees for Election as a Class I Director for a Three-Year Term Expiring at the 2022 Annual Meeting of Stockholders

Donald Clarke, age 60, has served as a member of our Board since May 2014. Mr. Clarke currently serves as the Chief Financial Officer for Plex Systems, Inc., a privately held cloud technology company, and previously also held the positon of its interim Chief Executive Officer from October 2017 through November 2018. Prior to joining Plex, from March 2008 to March 2013, he served as the Chief Financial Officer for Eloqua, Inc., a then publicly-held marketing automation company. Prior to working at Eloqua, Mr. Clarke served as Chief Financial Officer for Cloakware, Inc., a privately-held security solutions company, from August 2006 to February 2008 and for Visual Networks, Inc., a then publicly traded application and network management solutions company, from July 2004 to March 2006. He is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting from Virginia Polytechnic Institute and State University. Our Board believes that Mr. Clarke’s experience in operations, strategy, accounting and financial management at both publicly and privately held companies qualifies him to serve on the Board.

Hugh Panero, age 63, has served as a member of our Board since August 2010. Mr. Panero is the owner of Yellow Brick Road Ventures, LLC, a privately-held company which consults and invests in a variety of entertainment and technology companies. He is also an Adjunct Professor and former Shapiro Fellow at The George Washington University’s School of Media and Public Affairs, Washington, DC. From February 2012 to February 2013, Mr. Panero served as the Chief Executive Officer of Popdust, Inc., a digital music-oriented platform. From 2008 to 2011, he served as a Venture Partner with New Enterprise Associates, Inc. (NEA), a venture capital firm, where he focused on consumer technology opportunities. Mr. Panero was the co-founder of XM Satellite Radio, Inc. and served as its Chief Executive Officer from 1998 to 2007. He holds a B.A. in Government and Sociology from Clark University and an M.B.A. from Baruch College. Our Board believes that Mr. Panero’s experience with entrepreneurial companies and executive management of technology companies qualifies him to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Class II Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Timothy McAdam, age 51, has served as chairman of our Board since April 2015 and has served as a member of our Board since July 2012. Mr. McAdam is a General Partner of Technology Crossover Ventures and has been in the venture capital industry since 1991. He currently serves on the board of directors of Rapid7, Inc., a publicly traded cybersecurity company, FinancialForce.com, Inc., a cloud-based applications company and SilverPeak Systems, Inc., an infrastructure software company. Mr. McAdam holds a B.A. in Classics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business. Our Board believes Mr. McAdam’s experience in building technology companies and his expertise as an investor in such companies qualifies him to serve on the Board.

Michelle Lee, age 53, has served as a member of our Board since January 2018. Ms. Lee is currently a strategic consultant and advisor to various technology companies on a variety of matters including intellectual property strategy. She also serves as a director for Nauto, Inc., a private company. Ms. Lee was the Herman Phleger Visiting Professor of Law at Stanford Law School from 2017 until 2018, where she taught classes on disruptive technologies and their impact on existing laws, policies and regulations. From 2012 until 2017, Ms. Lee held various positions with the United States Patent and Trademark Office (USPTO), including most recently serving as the Under Secretary of Commerce for Intellectual Property and Director of the USPTO. Before her time in public service, Ms. Lee was deputy general counsel at Google Inc. and its first Head of Patents and Patent Strategy. Prior to Google, she was a partner at the law firm of Fenwick & West LLP. Ms. Lee earned a B.S. and an M.S. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology and a J.D. from Stanford Law School. Our Board believes Ms. Lee’s extensive background in intellectual property, working with technology companies as well as her experience as the chief executive officer of a large governmental agency qualify her to serve on the Board.

Class III Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Darius G. Nevin, age 61, has served as a member of our Board since April 2016. Mr. Nevin is a member of G3 Capital Partners, LLC, a consulting company, which has served as an adviser to private equity firms in the fields of security, telecommunications, and recurring service industries. He is also a member of G3 Investment Holdings, LLC, an investment company. Prior to co-founding G3 Capital Partners, LLC in October 2010, Mr. Nevin served as chief financial officer of Protection One, Inc., a then publicly traded security monitoring company, from 2001 until June 2010. He served as a director and chairman of the audit committee of WCI Communities, Inc., a then publicly traded community developer and luxury homebuilder, from July 2013 through its acquisition in February 2017. Mr. Nevin earned an A.B. from Harvard College and an M.B.A. from the University of Chicago Booth School of Business. Our Board believes that Mr. Nevin’s experience in executive management and in developing and executing the operating and financing strategies at both publicly and privately held security monitoring companies and his background in public company financial reporting qualifies him to serve on the Board.

Mayo Shattuck, age 64, has served as a member of our Board since May 2014. Mr. Shattuck is currently the chairman of the board of directors of Exelon Corporation and previously he served as the executive chairman of Exelon from March 2012 to February 2013. From 2001 until its acquisition by Exelon, he served as the Chairman, President and Chief Executive Officer of Constellation Energy Group, Inc. Mr. Shattuck was previously at Deutsche Bank AG, where he served as Chairman of the board of Deutsche Bank Alex. Brown and, during his tenure, served as Global Head of Investment Banking and Global Head of Private Banking. From 1997 to 1999, he served as Vice Chairman of Bankers Trust Corporation, which merged with Deutsche Bank in June 1999. From 1991 until 1997, Mr. Shattuck was President and Chief Operating Officer and a Director of Alex. Brown Inc., which merged with Bankers Trust in September 1997. He currently serves on the board of directors of Gap Inc. and is chairman of its audit and finance committee. Mr. Shattuck also serves as a director for Capital One Financial Corporation, where he is chairman of its compensation committee. He holds a B.A. in Economics from Williams College and an M.B.A. from Stanford University. Our Board believes that Mr. Shattuck’s broad experience in operations and strategy at both publicly and privately held companies qualifies him to serve on the Board.

Stephen Trundle, age 50, has served as our President and Chief Executive Officer since May 2003 and as a member of our Board since October 2003. Previously, Mr. Trundle served in various positions with MicroStrategy Incorporated, including as Vice President of Technology and Chief Technology Officer. Mr. Trundle holds an A.B. in Engineering and an A.B. in Government from Dartmouth College. Our Board believes that Mr. Trundle’s extensive knowledge of our business and prior industry experience with technology companies qualifies him to serve on the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq Stock Market (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Clarke, McAdam, Nevin, Panero and Shattuck and Ms. Lee. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Trundle is not an independent director by virtue of his employment with us.

Board Leadership Structure

The Board has an independent chair, Mr. McAdam, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for overseeing the risk management activities of management as well as monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. Risk assessment reports are periodically provided by management to the Board, and management regularly provides updates to the Board related to legal and compliance risks and cyber security initiatives, including our ability to respond to any cyber-attacks.

Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

It is the responsibility of the chairperson of each committee of the Board to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board of Directors met seven times during 2018. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2018 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Donald Clarke	X	*
Michelle Lee			X
Timothy McAdam			X		X	*
Darius G. Nevin	X		X	*
Hugh Panero	X
Mayo Shattuck					X
Stephen Trundle
Total meetings in fiscal 2018	4		6		4

*	Committee Chairman

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee:

•	evaluates the performance of and assesses the qualifications of the Company’s independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law;

•	reviews and approves or disapproves transactions between the Company and any related persons;

•	confers with management and the Company’s independent registered public accounting firm, as appropriate, regarding the effectiveness of internal control over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Messrs. Clarke (Chairman), Nevin and Panero. The Audit Committee met four times during 2018. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investors.alarm.com.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all of the current members of the Audit Committee are independent (as independence is currently defined under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules and under Rule 10A-3 under the Exchange Act). The Board has also determined that Mr. Clarke qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Clarke’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for publicly and privately held companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. The Audit Committee operates pursuant to a charter that is available on the Investor Relations section of our website: http://investors.alarm.com.

The principal purpose of the Audit Committee is to assist the Board in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

In performing its responsibilities, the Audit Committee has:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2018;

•

discussed with our independent registered public accounting firm, PwC, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•

received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PwC its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted,

Donald Clarke, Chairman

Darius G. Nevin

Hugh Panero

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Messrs. Nevin (Chairman) and McAdam and Ms. Lee. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules). The Compensation Committee met six times during 2018. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investors.alarm.com.

The Compensation Committee acts on behalf of the Board to review, adopt and approve the Company’s compensation strategy, policies, plans and programs, including:

•

reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate, which powers shall include the power to exercise discretion to adjust compensation based on such goals and objectives;

•	reviewing and recommending to the Board the type and amount of compensation to be paid or awarded to Board members;

•	evaluating and approving the compensation plans and programs advisable for us, as well as evaluating and approving the modification or termination of existing plans and programs;

•

establishing policies with respect to equity compensation arrangements with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to us;

•

reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, perquisites and any other form of compensation) for our executive officers and, as appropriate, other senior management;

•	administration of our equity compensation plans, pension and profit-sharing plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plans and programs; and

•

reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

The Compensation Committee reviews annually with management the Compensation Discussion and Analysis and considers whether to recommend that it be included in our proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer and our Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after assessing the independence of such person in accordance with SEC and Nasdaq requirements that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In February 2018, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Compensia, Inc. (“Compensia”), to perform the services described in “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultant.” The Compensation Committee has assessed Compensia’s independence and determined that Compensia had no conflicts of interest in connection with its provisions of services to the Compensation Committee in fiscal 2018. The selection of Compensia was made without the input or influence of management. Additional information regarding the Compensation Committee’s processes and procedures, including the role of compensation consultants in evaluating the amount or form of executive and director compensation, can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The specific determinations of our Compensation Committee with respect to executive compensation for the year ended December 31, 2018 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted,

Darius G. Nevin, Chairman

Timothy McAdam

Michelle Lee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for:

•	identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board);

•	reviewing and evaluating incumbent directors;

•	recommending to the Board for selection candidates for election to the Board;,

•	making recommendations to the Board regarding the membership of the committees of the Board;

•	assessing the performance of management and the Board; and

•	developing a set of corporate governance principles for us.

The Nominating and Corporate Governance Committee is composed of two directors: Messrs. McAdam (Chairman) and Shattuck. All members of the Nominating and Corporate Governance Committee are

independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met four times during 2018. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investors.alarm.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then typically uses a professional search firm to compile a list of potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102 at least 90 days, but no more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the last annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Stockholder communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Whistleblower Policy for Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. We also have a corporate ethics hotline to allow complaints related to questionable accounting or auditing matters. All inquiries made through this hotline are immediately directed to the chairman of the Audit Committee.

Code of Ethics

We have adopted the Alarm.com Holdings, Inc. Code of Business Conduct that applies to all of our officers, directors, employees and independent contractors. The Code of Business Conduct is available on our website at http://investors.alarm.com. If we make any substantive amendments to the Code of Business Conduct or we grant any waiver from a provision of the Code of Business Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Board regularly monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and may modify our Corporate Governance Guidelines and committee charters as warranted in light of such developments. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on our website at http://investors.alarm.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2009. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2018 and 2017 by PricewaterhouseCoopers LLP.

	Fiscal Year Ended December 31,
	2018	2017
Audit Fees(1)	$2,010,000	$2,579,800
Audit-Related Fees	—	—
Tax Fees(2)	70,000	86,955
All Other Fees(3)	3,897	2,970

Total Fees	$2,083,897	$2,669,725

(1)

Represents fees billed for professional services provided to us in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as well as audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. Audit fees for 2017 also included fees billed for professional services provided to us in connection with (i) the closing of two acquisitions and (ii) the audit of the SAB 74 disclosure related to the adoption of the new revenue recognition standard, Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (Topic 606).

(2)	Represents fees billed for tax compliance, tax advice and tax planning services, including the review and preparation of federal and state income tax returns.
(3)	Represents subscription fees paid for access to online accounting research software applications and data.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes the interests our investors have in the compensation of our named executive officers. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, the result will not be binding on the Board or Compensation Committee. Nevertheless, the views expressed by our stockholders, whether through this say-on-pay vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

Advisory (non-binding) approval of Proposal 3 requires the approval of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTE

The Company has been advised that James McRitchie and Myra K. Young of Elk Grove, California, who together beneficially own 60 shares of the Company’s common stock, intend to submit the proposal set forth below at the Annual Meeting through their designee, John Chevedden. The Company is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, the Board unanimously recommends a vote AGAINST this proposal.

Stockholder Proposal

Proposal 4 - Simple Majority Vote

RESOLVED, Alarm.com Holdings (“Alarm.com” or “Company”) shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is also important that our company take each step necessary to avoid a failed vote on this proposal topic.

Supporting Statement: Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School (https://papers.ssrn.com/sol3/papers.cfm?abstract_id=593423).

Large funds, such as BlackRock, SSgA and Northern Trust generally support elimination of supermajority requirements, since most view them as an entrenchment device for management. For example, BlackRock’s Proxy Voting Guidelines for U.S. Securities (https://www.blackrock.com/corporate/literature/fact-sheet/blk-responsible-investment-guidelines-us.pdf) reads as follows:

We generally favor a simple majority voting requirement to pass proposals. Therefore, we will support the reduction or the elimination of supermajority voting requirements to the extent that we determine shareholders’ ability to protect their economic interests is improved. Nonetheless, in situations where there is a substantial or dominant shareholder, supermajority voting may be protective of public shareholder interests and we may support supermajority requirements in those situations.

This proposal topic won from 59.2% to 80.1% of the vote at Kaman, DowDuPont, Salseforce.com and Ryder System in early 2018. Prior to that, it won 74% to 99% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill, Macy’s, Ferro Arconic, and Cognizant Technology Solutions.

Currently a 1% special interest minority of shares can frustrate the will of shareholders casting 66% of shares in favor. In other words a 1% special interest minority could have the power to prevent shareholders from improving our corporate governance.

Please vote again to enhance shareholder value:

Proposal 4 - Simple Majority Vote

Board Statement in Opposition

The Board has carefully considered the proposal and believes that implementing this proposal would undermine our ability to act in the long-term interests of our stockholders. The Board believes that our use of supermajority voting provisions, which apply only for a small number of fundamental corporate matters as set forth in our amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws” and, together with the Charter, the “Governing Documents”), are appropriately limited and benefit all stockholders.

Limited Application

The supermajority voting standards are appropriately limited and apply only to extraordinary transactions and fundamental changes to corporate governance.

The default voting standard for stockholder action under our Governing Documents is a majority of shares present in person or by proxy and entitled to vote. The approval of 66 2/3% of the voting power of all then-outstanding shares of our capital stock is required only for a limited number of fundamental corporate matters, which are:

•	removal of directors;

•	adoption, amendment or repeal of the Bylaws; and

•	amendment or repeal of certain provisions of the Charter.

The Board believes that this balanced and carefully considered approach is reasonable and necessary to protect the interests of all stockholders by ensuring broad stockholder support for extraordinary transactions and fundamental changes to corporate governance that affect all stockholders.

Supermajority Provisions Protect Broad Stockholder Base

Under the proponent’s preferred voting standard, holders of a significant minority of our outstanding shares could make fundamental corporate changes without broad stockholder support.

Delaware law permits companies to adopt supermajority voting requirements, and many companies, including ours, have adopted such provisions in an effort to maximize long-term value for all stockholders.

Under the proponent’s preferred voting standard, only a majority of the votes actually cast for or against a proposal at any annual or special meeting is required. As a result, a few large stockholders could approve certain key actions and significantly alter our governance structure. A very small group of stockholders, who are not bound by a fiduciary duty to act in our best interests and that of all other stockholders, could act in their own self-interests.

As illustrated in the example below, if we were to adopt the proponent’s voting standard of “a majority of the votes cast,” and we held a meeting where only 50% plus 1 share of our outstanding stock were present (the minimum number to constitute a quorum), holders of 25% plus 1 share of our outstanding stock could effectively approve significant changes to our corporate governance structure. This small minority could act potentially to the detriment of our other stockholders and not in manner consistent with what a majority of our stockholder base would support or approve.

Illustrative Example of the Potential Impact of a “Majority of the Votes Cast” Voting Standard:

The graph above is meant to be illustrative of the potential impact that a “majority of the votes cast for and against” voting standard could have on some stockholder votes. Certain votes would be subject to a higher voting standard based on statutory minimum requirements under Delaware law (e.g., amendments to our Charter).

The Board believes that the current limited supermajority voting standards are appropriate and preferable to the proponent’s voting standard because they encourage stockholders to reach a broad consensus before participating in any extraordinary transactions or making any fundamental changes to corporate governance, thereby protecting the long-term interests of all stockholders above the short-term and potentially self-interested actions of a few.

For the foregoing reasons, the Board believes that the limited use of supermajority voting provisions in our Governing Documents is appropriate and necessary given the current facts and circumstances. Consistent with its current practice, the Board will continue to evaluate the implementation of appropriate corporate governance measures including any changes to stockholder voting standards. However, for the reasons discussed above, the Board does not believe it is in the best interests of our stockholders or our Company to implement the request for the lowest possible voting thresholds on all matters on which stockholders vote.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2019 by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers named in the Summary Compensation Table below;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 48,249,211 shares of common stock outstanding on March 31, 2019. Shares of common stock issuable under stock options that are currently exercisable or exercisable within 60 days of March 31, 2019 and shares of common stock underlying restricted stock unit awards that are vested as of March 31, 2019 or will vest within 60 days of March 31, 2019 are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding these options or restricted stock unit awards and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

This table is based upon information supplied by our officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise noted below, the address for each executive officer and director listed in the table is c/o Alarm.com Holdings, Inc., 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Technology Crossover Ventures(1)	8,540,809	17.7%
BlackRock, Inc.(2)	4,886,004	10.1
The Vanguard Group(3)	3,720,532	7.7
Capital World Investors(4)	3,074,000	6.4
Brown Capital Management, LLC(5)	2,778,858	5.8
Named Executive Officers and Directors:
Stephen Trundle(6)	2,959,686	6.1
Steve Valenzuela(7)	1,292	*
Jeffrey Bedell(8)	549,432	1.1
David Hutz(9)	149,980	*
Daniel Kerzner(10)	126,091	*
Donald Clarke(11)	39,968	*
Michelle Lee(12)	—	—
Timothy McAdam(13)	8,615,632	17.9
Darius G. Nevin(14)	48,500	*
Hugh Panero(15)	21,642	*
Mayo Shattuck(16)	64,820	*
All current executive officers and directors as a group (13 persons)(17)	12,755,976	26.0%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

The information shown is based, in part, upon disclosures filed on a Schedule 13D/A on September 13, 2018, a Form 4 filed on September 10, 2018 and a Form 4 filed on November 19, 2018 by (i) TCV VII Management, L.L.C., a Delaware limited liability company, (ii) TCV VII, L.P., a Cayman Islands exempted limited partnership, (iii) TCV VII (A), L.P., a Cayman Islands exempted limited partnership, (iv) TCV Member Fund, L.P., a Cayman Islands exempted limited partnership, (v) Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership, (vi) Technology Crossover Management VII, Ltd., a Cayman Islands exempted company, (vii) Jay C. Hoag, (viii) Richard H. Kimball, (ix) John L. Drew, (x) Jon Q. Reynolds, Jr., (xi) David L. Yuan, (xii) Robert W. Trudeau, (xiii) Christopher P. Marshall, and (xiv) Timothy P. McAdam. The number reported includes (i) 5,309,108 shares directly held by TCV VII, L.P., (ii) 2,757,144 shares directly held by TCV VII (A), L.P., (iii) 50,199 shares directly held by TCV Member Fund, L.P., (iv) 3,968 shares held by TCV VII Management, L.L.C., (v) 210,195 shares held by Hoag Family Trust U/A Dtd 8/2/94 and (vi) 210,195 shares held by Hamilton Investments Limited Partnership. Technology Crossover Management VII, Ltd. as a general partner of TCV Member Fund, L.P. and the general partner of Technology Crossover Management VII, L.P., which is the direct general partner of each of TCV VII, L.P. and TCV VII (A), L.P., may be deemed to have the sole voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. Messrs. Hoag, Kimball, Drew, Reynolds, Yuan, Trudeau, Marshall and McAdam are the Class A directors of Technology Crossover Management VII, Ltd. and limited partners of Technology Crossover Management VII, L.P. and TCV Member Fund, L.P. and share voting and dispositive power over the shares held by TCV VII, L.P. and TCV VII (A), L.P. and certain of the shares held by TCV Member Fund, L.P. Mr. Hoag is the trustee of the Hoag Family Trust U/A Dtd 8/2/94 and a general partner of Hamilton Investments Limited Partnership. Does not include 3,193 shares of common stock underlying an unvested restricted stock unit award held by Mr. McAdam for the benefit of TCV VII Management, L.L.C., which will not vest within 60 days of March 31, 2019. TCV VII Management L.L.C. and Messrs. Hoag, Kimball, Reynolds, Drew, Trudeau and Marshall, who are members of TCV VII Management L.L.C., may be deemed to have the shared power to dispose or direct the disposition of any securities held by Mr. McAdam for the benefit of TCV VII Management, L.L.C. The address of the entities affiliated with Technology Crossover Ventures is 250 Middlefield Road, Menlo Park, California 94025.

(2)

The information shown is as of December 31, 2018 and is based upon disclosures filed on a Schedule 13G/A on January 24, 2019 by BlackRock, Inc., which reported sole voting power over 4,813,990 shares and sole dispositive power over 4,886,004 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

The information shown is as of December 31, 2018 and is based upon disclosures filed on a Schedule 13G/A on February 11, 2019 by The Vanguard Group—23-1945930, which reported sole voting power over 65,659 shares, shared voting power over 4,592 shares, sole dispositive power over 3,653,512 shares and shared dispositive power over 67,020 shares. The address of The Vanguard Group—23-1945930 is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

The information shown is as of December 31, 2018 and is based upon disclosures filed on a Schedule 13G/A on February 14, 2019 by Capital World Investors. Capital World Investors has sole voting power and sole dispositive power over these shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(5)

The information shown is as of December 31, 2018 and is based upon disclosures filed on a Schedule 13G/A on February 14, 2019 by Brown Capital Management, LLC. Brown Capital Management, LLC has sole voting power over 1,714,522 shares and sole dispositive power over 2,778,858 shares. Brown Capital Management, LLC’s address is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(6)

Consists of (i) 179,714 shares of common stock held by Mr. Trundle, (ii) 364,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2019, (iii) 184,619 shares of common stock held by The Stephen Trundle 2015 4 Year GRAT, for which Mr. Trundle serves as the sole trustee and primary beneficiary, (iv) 120,118 shares of common stock held by Stephen Trundle 2015 Gift Trust, of which certain members of Mr. Trundle’s immediate family are beneficiaries, and (v) 2,111,235 shares of common stock held by Backbone Partners, LLC. Mr. Trundle has voting and dispositive power over all of the outstanding membership interests of Backbone Partners, LLC and has sole voting and dispositive power over the shares held by Backbone Partners, LLC. Does not include 20,000 shares of common stock underlying an unvested restricted stock unit award.

(7)

Includes 1,292 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2019. Does not include 28,049 shares of common stock underlying unvested restricted stock unit awards.

(8)

Includes 125,332 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2019. Does not include 14,000 shares of common stock underlying unvested restricted stock unit awards.

(9)

Includes 73,458 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2019. Does not include 16,000 shares of common stock underlying unvested restricted stock unit awards.

(10)

Includes 117,958 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2019. Does not include 16,000 shares of common stock underlying unvested restricted stock unit awards.

(11)

Includes 36,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of Mach 31, 2019. Does not include 3,193 shares of common stock underlying an unvested restricted stock unit award.

(12)	Does not include 5,104 shares of common stock underlying an unvested restricted stock unit award.
(13)

Consists of (i) shares of common stock held by the Technology Crossover Ventures entities describe in footnote (1) above and (ii) 74,823 shares of common stock held directly by Mr. McAdam. Does not include 3,193 shares of common stock underlying an unvested restricted stock unit award held by Mr. McAdam for the benefit of TCV VII Management, L.L.C.

(14)

Consists of (i) 10,000 shares of common stock held by Mr. Nevin, (ii) 36,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2019 and (iii) 2,500 shares of common stock held by G3 Investment Holdings, LLC. Mr. Nevin is the co-owner of G3 Investment Holdings, LLC and shares voting and dispositive control over these shares with Richard Ginsburg.

(15)

Includes 20,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2019. Does not include 3,193 shares of common stock underlying an unvested restricted stock unit award.

(16)

Includes 36,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2019. Does not include 3,193 shares of common stock underlying an unvested restricted stock unit award.

(17)

Consists of (i) 11,900,231 shares of common stock held by all executive officers and directors as a group and (ii) 855,745 shares that all executive officers and directors as a group have the right to acquire from us within 60 days of March 31, 2019 pursuant to the exercise of stock options or underlying restricted stock unit awards scheduled to vest within 60 days of March 31, 2019. Does not include 138,425 shares of common stock underlying unvested restricted stock unit awards.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering three transactions, was filed late by Mr. Kerzner on September 5, 2018.

EXECUTIVE OFFICERS

The following table sets forth information with respect to our executive officers as of the date of this Proxy Statement.

Name	Title
Stephen Trundle	President, Chief Executive Officer and Director
Steve Valenzuela	Chief Financial Officer
Jeffrey Bedell	Chief Strategy and Innovation Officer
David Hutz	Chief Systems Architect
Daniel Kerzner	Chief Product Officer
Jean-Paul Martin	Chief Technology Officer and Co-Founder
Daniel Ramos	Senior Vice President of Corporate Development and Corporate Secretary

Stephen Trundle. Biographical information for Mr. Trundle is presented above under the caption “Class III Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders.”

Steve Valenzuela, age 61, has served as our Chief Financial Officer since November 2016. Prior to joining us, Mr. Valenzuela served as the Chief Financial Officer of SugarCRM, a customer relationship management software company, from January 2015 to November 2016. From October 2013 to December 2014, he served as the Chief Financial Officer of Apigee Corporation, a software provider subsequently acquired by Google. Prior to this, Mr. Valenzuela served as the Chief Financial Officer of Zenprise, a mobile device management software company, from April 2011 to December 2012, and then as a result of Citrix’s acquisition of Zenprise in January 2013, as the Vice President of Finance and Operations for the Mobile Platforms Group of Citrix from January 2013 to October 2013. Mr. Valenzuela holds a B.S. degree in accounting from San Jose State University and an M.B.A. from Santa Clara University.

Jeffrey Bedell, age 49, has served as our Chief Strategy and Innovation Officer since April 2013. Mr. Bedell served as Chief Technology Officer at MicroStrategy Incorporated from 2001 to October 2012 as well as Executive Vice President of Technology from 2007 to March 2013. Mr. Bedell holds a B.A. in Religion from Dartmouth College.

David Hutz, age 42, has served as our Chief Systems Architect since February 2006. Prior to joining us, Mr. Hutz served as Lead Architect at Thomson Financial Publishing Inc. from 2001 to 2004 and Chief Systems Architect at Strategy.com, a business unit of MicroStrategy Incorporated, from 1999 to 2001. Mr. Hutz holds a B.A. and M.S. in Applied Math and Economics from Harvard University.

Daniel Kerzner, age 42, has served as our Chief Product Officer since December 2013. Prior to joining us, from April 2013 to December 2013, Mr. Kerzner served as the Chief Executive Officer of Emotive Communications Inc., a software company. From March 2010 to April 2013, he served as Senior Vice President and General Manager of Mobile at MicroStrategy Incorporated. From July 2009 to February 2010, Mr. Kerzner was the Regional Director for PJM Interconnection at EnerNOC, Inc. Prior to this position, he was Vice President of Platform and Emerging Technologies at MicroStrategy. Mr. Kerzner holds a B.A. in Computer Engineering from Dartmouth College and an M.B.A. from The Wharton School.

Jean-Paul Martin, age 57, one of our founders, has served as our Chief Technology Officer since March 2000. Prior to joining us, Mr. Martin served as a Software Architect with MicroStrategy Incorporated. He has also served as Chief Technology Officer of Media Cybernetics Inc., which provided image processing and analysis software used in medical, industrial, forensic and remote sensing applications. Mr. Martin holds a B.Sc/M.Sc in Electrical Engineering and Robotics from the Universite Paul Sabatier (Toulouse III, France).

Daniel Ramos, age 50, has served as our Senior Vice President of Corporate Development since June 2007. Prior to joining us, Mr. Ramos served as Principal Deputy General Counsel for the U.S. Air Force, Department of Defense. Prior to his service with the Air Force, Mr. Ramos was the Vice President of Legal and Business Planning at The Away Network, a business unit of Orbitz Worldwide, Inc. Before joining The Away Network, he was a senior transactional attorney with the law firm of Shaw Pittman LLP (now Pillsbury Winthrop Shaw Pittman LLP). Mr. Ramos holds an A.B. in Government from Harvard University and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We became a public company in June 2015, and we filed our 2016 and 2017 proxy statements under the scaled-down executive compensation disclosure requirements generally available to emerging growth companies. As of January 1, 2018, we ceased to be an emerging growth company and, therefore, for the first time in last year’s proxy statement, we included additional detail regarding executive compensation that was previously not required, including a Compensation Discussion and Analysis, our first “say on pay” advisory vote on the compensation of our named executive officers and our first “say on frequency” advisory vote on how frequently we should hold say on pay votes in the future. Consistent with the preference of our stockholders for annual say on pay advisory votes, we are holding an annual say on pay advisory vote in this Proxy Statement as Proposal 3.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, discusses our executive compensation policies and analyzes how and why our Compensation Committee arrived at specific compensation decisions for fiscal 2018 for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of December 31, 2018, referred to as our “named executive officers.”

Our named executive officers for fiscal 2018 were:

Name	Position(s)
Stephen Trundle	President, Chief Executive Officer and Director (principal executive officer)
Steve Valenzuela	Chief Financial Officer (principal financial officer)
Jeffrey Bedell	Chief Strategy and Innovation Officer
David Hutz	Chief Systems Architect
Daniel Kerzner	Chief Product Officer

Executive Summary

Summary of Fiscal 2018 Performance and Connection to Executive Compensation

For our fiscal year ended December 31, 2018, we achieved strong growth and significantly improved business results that provide context for stockholders reviewing our executive compensation disclosures, with highlights that included:

•	SaaS and license revenue increased 23% to $291.1 million in 2018 from $236.3 million in 2017.

•	Revenue increased 24% to $420.5 million in 2018 from $338.9 million in 2017.

•	Generated net income of $21.5 million in 2018.

•	Adjusted EBITDA (as defined below), a non-GAAP measurement of operating performance, increased to $93.1 million in 2018 from $71.6 million in 2017.

SaaS and license revenue and adjusted EBITDA are each elements of our cash incentive compensation plan for fiscal year 2018. Adjusted EBITDA is a non-GAAP financial measure that is prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”). We define Adjusted EBITDA as our net income before interest and other income / (expense), net, provision for income taxes, amortization and depreciation expense, stock-based compensation expense, goodwill and intangible impairment charges, changes in fair value of acquisition related contingent liabilities, acquisition-related expense and legal costs incurred in connection with non-ordinary course litigation, particularly costs involved in ongoing intellectual property litigation. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019, for a more detailed discussion of our fiscal 2018 financial results and, beginning on page 67 in the “Management’s Discussion and Analysis” section of that Annual Report on Form 10-K, a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures.

Fiscal 2018 Executive Compensation Highlights

The important features of our executive compensation program for fiscal 2018 include the following:

•

A substantial portion of executive pay is tied to performance. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2018, 76% of our Chief Executive Officer’s target total compensation and an average of 50% of our other named executive officers’ target total compensation was linked to short and long-term performance.

CEO 2018 Target Pay Mix	NEO 2018 Avg. Target Pay Mix

•	Our Chief Executive Officer’s 2018 target total compensation (at his request) is below the peer 25th percentile of market data.

•

Our other named executive officer compensation levels are generally at or below the midpoints of market ranges. Our compensation programs are designed to provide competitive pay levels to attract, motivate and retain top talent. Our 2018 target cash and equity compensation levels are generally between the peer 25th and 50th percentiles of market data.

•

Our executive bonuses are dependent on meeting corporate objectives. Our annual performance-based bonus opportunities for all of our named executive officers are dependent upon our achievement of annual corporate objectives established each year and the individual officer’s contributions towards such corporate objectives. Regardless of performance, bonus payouts are capped at 150% of target bonus.

•

We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package. We granted restricted stock unit awards to our Chief Executive Officer for first time in 2018, structuring the target grant date value of his grant (and our other grants to our named executive officers) to be more heavily weighted to restricted stock units than stock options. We believe our stock option awards and restricted stock unit awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

•

We structure long-term equity award vesting over a five-year period. Our restricted stock unit and stock option awards are subject to a longer vesting period than typical practice of our peer companies and the general market within which we compete, consistent with our retention objectives and intention to tie equity compensation to stockholder value over the longer-term.

•

We provide very limited severance and change in control benefits. None of our named executive officers are entitled to severance or change in control benefits, other than relatively modest severance benefits provided to Mr. Valenzuela, our Chief Financial Officer, as part of his new-hire package.

•	We do not provide our executive officers with any excise tax “gross-up” payments.

•

We maintain a clawback policy (adopted in 2018). In order to recoup certain types of incentive compensation from an officer in the event that his or her misconduct relates to a restatement of our financial results, we have implemented a clawback policy.

•	We generally do not provide any special fringe benefits or perquisites to our executives, such as car allowances or financial planning advice, that are not available to all employees.

•

We do not provide our executive officers with any special health or welfare benefits that are not available to all employees. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•

Our Compensation Committee retains an independent third-party compensation consultant. The compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies, so that our Compensation Committee can regularly assess our executive compensation program against these peer companies, the general marketplace and other industry data points.

Stockholder Advisory Vote on Executive Compensation

At our 2018 Annual Meeting of Stockholders, we held our first “say on pay” advisory vote, and our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2018 proxy statement. The proposal was supported by over 98% of the total votes cast. Our Compensation Committee reviewed the final vote results for the proposal and, given the significant level of support, concluded that our compensation program provided a competitive performance package that incentivizes our named executive officers and encourages their retention over the long-term. Accordingly, the Compensation Committee determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote; however, our Compensation Committee determined to monitor and continually evaluate our compensation program going forward in light of our stockholders’ views and our transforming business needs. Our Compensation Committee expects to continue to consider the outcome of our “say on pay” votes and our stockholders’ views when making future compensation decisions for our named executive officers.

Objectives, Philosophy and Elements of Executive Compensation

Our compensation program aims to achieve the following main objectives:

•	attract, retain and reward highly qualified executives;

•	provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long term;

•	align our executives’ interests with those of our stockholders; and

•	link pay to company performance.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with benefits available to all our employees, including retirement benefits under our 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Fixed compensation that is periodically reviewed and adjusted if and when appropriate; determined based on a number of factors, including each executive officer’s individual performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry and the overall performance of our Company, and by reference, in part, to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining key annual corporate performance goals and individual contributions that relate to our key business objectives.	Target bonus amounts are periodically reviewed and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon specific corporate performance objectives consistent with our long-term strategic plan and individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals, generally determined by the Compensation Committee and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, taking into account achievement of corporate and individual performance objectives.

Long-Term Incentive (at-risk equity)

Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long term.

Equity incentives are generally reviewed annually and may be granted during the first half of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance and market data provided by our independent compensation consultant.

Equity grants have historically been provided primarily in the form of stock options. More recently, restricted stock unit grants have been awarded in addition to stock option grants.

We focus on providing a competitive compensation package to each of our executive officers that provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, we historically have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

The Compensation Committee is appointed by the Board to assist with the Board’s oversight responsibilities with respect to the Company’s compensation policies, plans and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Compensation Committee” beginning on page 13 of this Proxy Statement. Our Compensation Committee consists solely of independent members of the Board.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers, but typically grants equity awards at a regularly scheduled meeting.

Our Compensation Committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. Our Chief Executive Officer evaluates and provides to the Compensation Committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance bonuses, equity compensation and other compensation-related matters outside of the presence of any other named executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.

From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board meetings. Members of management, including our Chief Executive Officer, may attend portions of our Compensation Committee’s meetings; however, neither our Chief Executive Officer nor any other member of management is present during decisions regarding his compensation.

Our legal, finance, and human resources departments work with our Chief Executive Officer to design and develop recommended compensation programs for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee retained Compensia as its compensation consultant to assist in making executive compensation decisions for 2018. Compensia’s work included developing a new peer group of companies to use as a reference in making 2018 executive compensation decisions, providing market research and analysis to assist the Compensation Committee in developing 2018 executive compensation levels, including for our named executive officers, a review of director compensation policies and practices, market data analysis of clawback and stock ownership guideline practices and development of a new peer group to be used for reference in 2019 in making executive and director compensation decisions.

The Compensation Committee has analyzed (most recently in 2019), whether the work of Compensia as a compensation consultant raised any conflict of interest, taking into account relevant factors in accordance with SEC guidelines. Based on its analysis, our Compensation Committee determined that the work of Compensia and the individual compensation advisors employed by Compensia does not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, when making executive compensation decisions, the Compensation Committee directed Compensia to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete for top talent.

The Compensation Committee directed Compensia to develop a new peer group of companies to use as a reference in making 2018 executive compensation decisions. Accordingly, in late 2017, Compensia re-evaluated the previously approved peer group used in setting 2017 executive compensation and proposed, and the Compensation Committee approved, a new group of companies that would be appropriate peers based on our Company’s industry focus and size to use going forward for reference in making executive compensation decisions. Compensia, with input from the Compensation Committee, selected U.S. companies in the software and services industry, with a focus on companies with cloud-based platforms selling to both consumers and businesses, with revenue of generally 0.4x – 2.5x our revenue and market capitalization of generally 0.25x – 4.0x our market capitalization and gave additional consideration to selecting companies based on high revenue growth, profitability, revenue and market capitalization measured per employee and companies that had completed an initial public offering in the past three years. At the time of approving the 2018 peer group, we fell around the 50th percentile in terms of revenue (based on both annual revenue and revenue growth) and market capitalization, and around the 80th percentile in terms of profitability and revenue and market capitalization measured per employee.

The 2018 peer group included substantial changes to the peer group used in setting 2017 executive compensation, primarily to remove companies that fell outside the financial parameters described above, had an industry or market focus different from ours, were not making progress towards profitability or who were no longer publicly traded. Specifically, we added the companies marked with an asterisk below and removed the following companies who were our peers in 2017: Cvent, Inc., Interactive Intelligence Group, Inc., IntraLinks Holdings, Inc., LifeLock, Inc., MicroStrategy Incorporated, Monotype Imaging Holdings Inc., NetScout Systems, Inc.,

Progress Software Corporation, QAD Inc., Synchronoss Technologies, Inc., Tangoe, Inc., Telanav, Inc. and VASCO Data Security International, Inc. The peer group approved and used by the Compensation Committee in making executive pay decisions for 2018 was as follows:

2U, Inc.*	LogMeIn, Inc.

Barracuda Networks, Inc.*	New Relic, Inc.*

Benefitfocus, Inc.*	Paycom Software, Inc.*

Bottomline Technologies (de), Inc.	Paylocity Holding Corporation*

BroadSoft, Inc.	Proofpoint, Inc.

Control4 Corporation*	Qualys, Inc.*

Cornerstone OnDemand, Inc.*	SPS Commerce, Inc.*

Ellie Mae, Inc.*	Trade Desk, Inc.*

HubSpot, Inc.*	TrueCar, Inc.*

Imperva, Inc.*

*	new for 2018

The Compensation Committee used data compiled from the public filings of these peer companies, which we refer to as market data, to inform the Compensation Committee’s determinations regarding executive compensation for 2018. The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed this market data as a helpful reference point in making 2018 compensation decisions. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of Compensation Committee members. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:

➢	Company performance and existing business needs;

➢	Each named executive officer’s individual performance, scope of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;

➢	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;

➢	A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”;

➢	Our Chief Executive Officer’s recommendations, based on his direct knowledge of the performance by each named executive officer and his extensive industry experience; and

➢	Recommendations from consultants on compensation policy determinations for our executive officers.

2018 Executive Compensation Program

Base Salary

In the first quarter of 2018, the Compensation Committee reviewed the base salaries of our executive officers, including the named executive officers. The Compensation Committee determined that it would be appropriate for our named executive officer base salary levels to be increased or remain unchanged as described in the table below. The 2018 base salary increases were effective as of August 1, 2018, except for Mr. Valenzuela’s 2018 base salary increase which became effective May 1, 2018, as his base salary was not adjusted during 2017 since he had joined us in November 2016.

Executive	2018 Base Salary ($)	Percentage Increase in Base Salary from December 31, 2017
Stephen Trundle	210,000	—
Steve Valenzuela	345,000	3%
Jeffrey Bedell	310,000	3%
David Hutz	355,000	4%
Daniel Kerzner	300,000	7%

The Compensation Committee determined not to increase the base salary of Mr. Trundle, at the request of Mr. Trundle, whose base salary remained unchanged since he joined us in 2003. Mr. Trundle’s base salary fell below most of the chief executive officers at our peer companies. The Compensation Committee made the determination to increase the base salaries of the other named executive officers in amounts ranging from 3% to 7% due to each of their respective performances in contributing to our Company’s growth and executing on their heightened responsibilities.

Annual Performance Bonus

In the first quarter of 2018, the Compensation Committee approved the following 2018 annual cash bonus targets listed below for each named executive officer. Each of the cash bonus targets was effective as of January 1, 2018 except as otherwise noted below. The target bonus amounts are primarily based on applicable market data comparisons and input from our Chief Executive Officer.

Executive	2018 Target Bonus ($)	Percentage Increase from 2017 Target Bonus
Stephen Trundle	250,000	—
Steve Valenzuela(1)	175,000	4%
Jeffrey Bedell	250,000	—
David Hutz(2)	65,000	30%
Daniel Kerzner	250,000	—

(1)	Mr. Valenzuela’s 2018 target bonus effective as of May 1, 2018 was $175,000. Prior to this time, it was 167,500, resulting in a blended total annual target bonus for 2018 of $172,500.
(2)	Mr. Hutz’s 2018 target bonus effective as of August 1, 2018 was $65,000. Prior to this time, it was $50,000, resulting in a blended total annual target bonus for 2018 of $56,250.

On February 20, 2018, the Compensation Committee approved the adoption of the Alarm.com Holdings Inc. 2018 Executive Bonus Plan (the “2018 Executive Bonus Plan”) for our executive officers, including the named executive officers. The 2018 Executive Bonus Plan was designed to award cash incentive payments for performance in 2018 to participants based on our achievement of certain performance goals set by the Compensation Committee and included a three-tiered program based on achievement of two tiers relating to pre-established performance goals and a third tier under which the Compensation Committee, with input from our Chief Executive Officer (except with respect to his own performance), could adjust each named executive officer’s actual payout based on the individual performance of each officer. The Compensation Committee could also apply negative discretion in Tier 3, such that lower or no payout may be determined even if the relevant Tier 1 and Tier 2 goals were achieved. In no event could an executive receive more than 150% of his target bonus. The first two tiers, the payout formula and actual achievement are listed in the table below.

2018 Performance Goals	Bonus Funding Formula	Achievement
Tier 1: 2018 SaaS and license revenue

For each 1% achievement below target goal, target bonus payout is reduced by 2%, rounded to nearest 0.1%

For each 1% achievement above target, target bonus payout is increased by 2%, rounded to nearest 0.1%

We exceeded the SaaS and license revenue target by 1.8%, resulting in target payout increased by 4%

Tier 2: 2018 Adjusted EBITDA

For each 1% achievement below target goal, target payout resulting from Tier 1 calculation is reduced by 1%, rounded to nearest 0.1%

For each 1% achievement above target, target payout resulting from Tier 1 calculation is increased by 0.5%, rounded to nearest 0.1%

We exceeded the Adjusted EBITDA target by 8.6%, resulting in target payout increased by 4%

Total		Target payout increased by 8% (i.e., 108% target payout potential)

The Compensation Committee chose SaaS and license revenue and Adjusted EBITDA as the performance goals for the 2018 Executive Bonus Plan because they directly tie to our corporate goals and the Compensation Committee believed successful performance on these metrics would encourage focus on the strength of our SaaS business, strategic growth, and sustainable long-term stockholder value.

Our corporate performance goal targets are internal measures that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm. If the targets were disclosed, we believe the information would provide our competitors with insights into our operations and sales compensations programs that would be harmful to us. The Compensation Committee set the targets for these performance measures at levels that would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a focus on driving results. For each financial measure, the Compensation Committee selected a target that exceeded our prior year performance.

After calculating Tier 1 and Tier 2 bonus availability based on our overall performance against the designated performance goals, the Compensation Committee assessed each named executive officer’s individual performance under Tier 3, with the input of our Chief Executive Officer (other than for himself) and approved the following final bonus payouts.

Performance Achievement

Executive	Performance Achievement for 2018 as a Percentage of Target Bonus	2018 Bonus Amount Paid ($)
Stephen Trundle	93%	232,500
Steve Valenzuela	95%	163,875
Jeffrey Bedell	94%	235,000
David Hutz	96%	54,000
Daniel Kerzner	94%	235,000

The annual cash incentive awards earned by our named executive officers for fiscal 2018 performance are also set forth in the Summary Compensation Table below.

Equity Awards

We have historically granted equity compensation to our executive officers primarily in the form of stock options, and the Compensation Committee determined that our 2018 equity grants for the named executive officers would continue to include stock options. The Compensation Committee believes that stock options are a key tool in serving to align the interests of our executive officers and our stockholders; stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options is dependent upon, and directly proportionate to, appreciation in stock price. Executives will only receive value from the stock option awards if the price of our common stock increases above the price at time of grant and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price. In late 2016, we determined that it was advisable to add restricted stock unit awards to our equity award mix to align with peer company practices, as 78% of our peers grant either restricted stock or restricted stock units to executives. In addition to aligning with market practice, we believe that it improves the balance and risk profile of our compensation program to include a form of award that does not rely solely on stock price appreciation in order to provide value.

The Compensation Committee approved annual equity awards consisting of stock options and restricted stock units, to be granted April 1, 2018, to each of our named executive officers other than to Mr. Valenzuela, who received a restricted stock unit grant on February 1, 2018 pursuant to the terms of his offer letter. The Compensation Committee determined that each of the annual equity awards to the named executive officers should consist of a combination of stock options and restricted stock units for the reasons stated above, with a greater emphasis on restricted stock units (consisting of roughly 2/3 of the total target grant value for each annual award) to stress the direct alignment with stockholder value and provide consistency with market practices of our peer companies.

Each of the named executive officer’s equity awards granted in 2018 are reflected in the table below.

Executive	Stock Option Award (# of shares)	Restricted Stock Unit Award (# of shares)
Stephen Trundle	30,000	25,000
Steve Valenzuela(1)	—	6,544
Jeffrey Bedell	10,000	10,000
David Hutz	12,500	12,500
Daniel Kerzner	12,500	12,500

(1)

The Compensation Committee declined to make an annual equity award to Mr. Valenzuela because Mr. Valenzuela received a restricted stock unit award consisting of 6,544 shares in February 2018 pursuant to the terms of his offer letter, which provides that Mr. Valenzuela would receive a restricted stock unit equivalent to $250,000 following his first and second year employment anniversary dates.

The Compensation Committee determined the size of each of the named executive officer’s 2018 annual equity award in its discretion, in the context of each named executive officer’s total compensation, taking into account the market data provided by Compensia in addition to the individual officer’s responsibilities and performance and the recommendations of the Chief Executive Officer (except as to his own performance) with respect to appropriate grants and any particular individual circumstances. The Compensation Committee approved a larger equity award to Mr. Trundle than he received in 2017, given the limited retention value of his then-unvested equity holdings and the fact that his 2018 target cash compensation was substantially below the 25th percentile of the market data. Although Mr. Trundle’s 2018 equity award was larger than his 2017 equity award, it was below the 25th percentile of the market data and his total target cash compensation for 2018 remained below the 25th percentile of the market data. The Compensation Committee decided that, although Mr. Trundle’s previous equity grants consisted solely of stock options, it was appropriate to structure a substantial portion of his 2018 equity award to consist of restricted stock units, in order to align his grants with the other named executive officers and prevailing market practices.

Each of the stock option awards granted vests in sixty equal monthly installments on the 1st day of each calendar month beginning on May 1, 2018, subject to the officer’s continued service with us through each such vesting date. Each of the restricted stock unit awards vests over a five year period, subject to the officer’s continued service with us through each vesting date. Mr. Valenzuela’s restricted stock unit award vests 40% on the two-year anniversary and the four-year anniversary of the grant date, and 20% on the five-year anniversary of the grant date. The other named executive officers’ restricted stock unit award vests 20% on each anniversary of the grant date for a period of five years. The Compensation Committee felt that it was appropriate for Mr. Valenzuela’s awards to vest on this schedule weighted to future dates in order to further retain Mr. Valenzuela over the long term.

In addition, as described further below, our named executive officers are eligible to participate in our 2015 Employee Stock Purchase Plan (“ESPP”) if they meet the requirements for participation in the ESPP. Mr. Trundle is not currently eligible to participate in the ESPP because he owns, directly and indirectly, shares of our common stock comprising more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company.

Other Features of Our Executive Compensation Program

Employment Offer Letters

The initial terms and conditions of employment for each of our named executive officers are set forth in employee offer letters. Each of our named executive officers is an at-will employee.

Severance and Change in Control Benefits

Our named executive officers, other than Mr. Valenzuela, are not entitled to any severance benefits upon a termination of employment.

Pursuant to Mr. Valenzuela’s offer letter, if his employment is terminated by us without cause, then he will be entitled to receive continuing payments of his then-current salary for a period of four months, as well as payment of the health insurance premiums for continued coverage under COBRA for a period of six months. In addition, in the event of a change in control (as defined in our 2015 Equity Incentive Plan), the unvested shares subject to the equity awards granted to Mr. Valenzuela pursuant to the terms of his offer letter would generally fully vest upon the first anniversary of the change in control, or if earlier, upon certain qualifying terminations of employment or adverse changes to employment terms.

Other Programs Open to all Employees, Including 401(k) Plan, ESPP, Welfare and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may make voluntary contributions from their eligible pay, up to certain applicable annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”). In 2018, we matched 100% of employee contributions, up to 10% of earnings with an annual maximum company matching contribution of $4,000 in matching contributions per calendar year for each employee and such employee contributions are immediately and fully vested. Company matching contributions vest over five years ratably. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

We also offer our employees, including our executive officers, the opportunity to purchase shares of our common stock at a discount under our ESPP. Pursuant to the ESPP, all eligible employees, including the eligible named executive officers, may allocate up to the lesser of $15,000 or 10% of the participant’s base compensation for that year to purchase our stock at a 10% discount to the market price, subject to specified limits.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, and welfare and health benefits such as a fitness subsidy and gym discounts.

Our patent program rewards employees who are named as inventors on our pending patent applications and newly issued patents. Our named executive officers are also eligible to participate in this program on the same basis as all of our full-time employees, and during fiscal 2018, Messrs. Bedell, Hutz and Kerzner all received awards under this program.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. We do, however, pay the premiums for term life insurance and disability insurance, subject to certain limitations, for all of our employees, including our named executive officers.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Deductibility of Executive Compensation

Under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

However, Section 162(m) provides a reliance period exception, pursuant to which the deduction limit under Section 162(m) does not apply to any compensation paid (or in certain cases, granted) during a certain reliance period pursuant to a plan or agreement that existed prior to the corporation’s initial public offering, subject to certain requirements. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs. However, the reliance period exception under Section 162(m) may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) pursuant to the Tax Cuts and Jobs Act.

In addition, prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for (i) the reliance period exception under Section 162(m) or (ii) the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by us will qualify for the reliance period exception under Section 162(m) or will be eligible for such transition relief and be deductible by us in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our Company and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.

Other Compensation Policies and Practices

Equity Awards Grant Delegation Policy

The Compensation Committee has delegated authority to our Chief Executive Officer and Chief Financial Officer to grant equity awards to our employees (other than our executive officers), subject to the terms and conditions of an equity awards grant delegation policy. Such awards may be granted on scheduled grant dates to newly-hired employees or to existing employees in connection with a promotion or in recognition of their contributions to the Company. In each instance, the policy provides for a limitation on the maximum size of any such awards. In the case of options to purchase shares of our common stock, the exercise price of such options must at least be equal to the fair market value of our common stock, which is defined as the closing price for our common stock as quoted on the Nasdaq Global Select Market on the date of grant, or, if the date of grant is a non-trading day (i.e., a weekend or holiday), then the determination date for fair market value will be the closing price for our common stock on the trading day immediately preceding the date of grant.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. In addition, on March 21, 2018, the Compensation Committee adopted a compensation recovery, or “clawback,” policy pursuant to which the Board may, following the occurrence of certain accounting restatements triggered by misconduct of an executive officer or officers, recover any incentive compensation determined to have been erroneously paid to such executive officer or officers. We will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will make any necessary updates to the policy once the SEC adopts final regulations on the subject.

Policy Prohibiting Hedging and Pledging of Our Equity Securities

Our insider trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock. In addition, our directors and executive officers and any person required to comply with the blackout periods or pre-clearance requirements under our insider trading policy are prohibited from pledging Company securities as collateral for loans, and may not hold Company securities in margin accounts.

ANALYSIS OF RISKS PRESENTED BY OUR COMPENSATION POLICIES AND PROGRAMS

The Compensation Committee has reviewed our compensation policies and practices, in consultation with Compensia and outside counsel, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; rather, it believes the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors) and long-term compensation (in the form of stock options or restricted stock unit grants) prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. In addition, our insider trading policy and prohibition against hedging and pledging of our stock protects against short-term decision making and our clawback policy and cap on annual bonuses mitigates risk-taking behavior. The Compensation Committee intends to conduct an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to the following individuals during the years ended December 31, 2018, 2017 and 2016: (i) Stephen Trundle, our Chief Executive Officer; (ii) Steve Valenzuela, our Chief Financial Officer; and (iii) Daniel Kerzner, our Chief Product Officer, Jeffrey Bedell, our Chief Strategy and Innovation Officer and David Hutz, our Chief Systems Architect, our three other most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of our fiscal year ended December 31, 2018. Because Mr. Hutz became a named executive officer for the first time in 2018, compensation information for Mr. Hutz is presented in the Summary Compensation Table and the other tables which follow, including the related notes thereto, only for fiscal 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Stephen Trundle	2018	210,000	—		943,500	551,144	232,500	4,000	(3)	1,941,144
President and Chief Executive Officer	2017	210,000	—		—	737,859	230,000	3,000	(3)	1,180,859
	2016	210,000	—		—	539,908	235,000	3,000	(3)	987,908
Steve Valenzuela(4)	2018	341,667	—		249,981	—	163,875	4,000	(3)	759,523
Chief Financial Officer	2017	335,000	—		—	—	154,100	52,315	(5)	541,415
	2016	42,806	75,000	(6)	999,992	875,413	—	2,136	(7)	1,995,347
Jeffrey Bedell	2018	304,167	—		377,400	183,715	235,000	7,000	(8)	1,107,282
Chief Strategy and Innovation Officer	2017	297,500	—		321,700	147,572	230,000	2,925	(9)	999,697
	2016	285,000	—		—	186,643	235,000	1,425	(3)	708,068
David Hutz	2018	346,250	—		471,750	229,643	54,000	14,500	(10)	1,116,143
Chief Systems Architect
Daniel Kerzner	2018	288,333	—		471,750	229,643	235,000	17,500	(11)	1,242,226
Chief Product Officer	2017	276,667	—		321,700	147,572	237,500	7,500	(12)	990,939
	2016	260,000	—		—	261,300	242,500	3,000	(3)	766,800

(1)

The amounts in this column reflect the aggregate grant date fair value of the shares underlying restricted stock unit award and option awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures and assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing these equity awards are described in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 1, 2019 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the named executive officers.

(2)

Amounts for fiscal year 2018 represent amounts earned by the named executive officers during 2018 pursuant to our 2018 Executive Bonus Plan, but paid in 2019. See “Compensation Discussion and Analysis – 2018 Executive Compensation Program – Annual Performance Bonus” for further information regarding the amounts in this column

(3)	Represents company matching contributions to our 401(k) savings plan.
(4)	Mr. Valenzuela joined us as our Chief Financial Officer on November 15, 2016.
(5)

Represents (i) a match of contributions to our 401(k) savings plan in the amount of $3,000 and (ii) reimbursed moving expenses in the amount of $49,315, which includes a tax gross-up payment of $6,974.

(6)

Represents a one-time cash signing bonus paid to Mr. Valenzuela in connection with his appointment and in lieu of participation in our 2016 Executive Bonus Plan and pro-rated eligibility for a fiscal 2016 bonus thereunder.

(7)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $838 and (ii) reimbursed moving expenses in the amount of $1,298.

(8)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $2,500 and (ii) patent program awards in the amount of $4,500.
(9)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $1,425 and (ii) a patent program award in the amount of $1,500.
(10)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $4,000 and (ii) patent program awards in the amount of $10,500.
(11)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $4,000 and (ii) patent program awards in the amount of $13,500.
(12)	Represents (i) a match of contributions to our 401(k) savings plan in the amount of $3,000 and (ii) patent program awards in the amount of $4,500.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards during the fiscal year ended December 31, 2018 to our named executive officers.

Grants of Plan-Based Awards in Fiscal 2018

Name	Grant Type	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Threshold ($)	Target ($)	Maximum ($)

Stephen Trundle	Annual Stock Option Grant	4/1/2018	2/20/2018	—	—	—	—	30,000	37.74	551,144
	Annual RSU Grant	4/1/2018	2/20/2018	—	—	—	25,000	—	—	943,500
	Annual Performance-Based Cash Bonus	—	—	—	250,000	375,000	—	—	—	—

Steve Valenzuela	Annual RSU Grant	2/1/2018	1/26/2018	—	—	—	6,544	—	—	249,981

	Annual Performance-Based Cash Bonus	—	—	—	172,500	258,750		—	—	—

Jeffrey Bedell	Annual Stock Option Grant	4/1/2018	3/21/2018	—	—	—	—	10,000	37.74	183,715
	Annual RSU Grant	4/1/2018	3/21/2018	—	—	—	10,000	—	—	377,400
	Annual Performance-Based Cash Bonus	—	—	—	250,000	375,000	—	—	—	—

David Hutz	Annual Stock Option Grant	4/1/2018	3/21/2018	—	—	—	—	12,500	37.74	229,643
	Annual RSU Grant	4/1/2018	3/21/2018	—	—	—	12,500	—	—	471,750
	Annual Performance-Based Cash Bonus	—	—	—	56,250	84,375	—	—	—	—

Daniel Kerzner	Annual Stock Option Grant	4/1/2018	3/21/2018	—	—	—	—	12,500	37.74	229,643
	Annual RSU Grant	4/1/2018	3/21/2018	—	—	—	12,500	—	—	471,750
	Annual Performance-Based Cash Bonus	—	—	—	250,000	375,000	—	—	—	—

(1)

We do not establish thresholds or maximum annual performance bonus amounts under our 2018 Executive Bonus Plan, except that the maximum bonus amount each officer is eligible to receive is 150% of such officer’s cash target for the year. The amounts set forth in these columns represent the target bonus amounts for each named executive officer for fiscal 2018 under our 2018 Executive Bonus Plan, and do not represent either additional or actual compensation earned by the named executive officers for the year ended December 31, 2018. The dollar value of the actual payments for these awards are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For more information about our 2018 Executive Bonus Plan, see “Compensation Discussion and Analysis – 2018 Executive Compensation Program – Annual Performance Bonus.”

(2)

The restricted stock unit awards were granted pursuant to our 2015 Equity Incentive Plan. The shares of our common stock subject to the restricted stock unit awards, except with respect to Mr. Valenzuela, vest in five equal annual installments beginning on April 1, 2019, subject to the officer’s continued service with us through each such vesting date. The shares of our common stock subject to the restricted stock unit awards awarded to Mr. Valenzuela vest with respect to 40% of the shares on February 1, 2020; 40% of the shares on February 1, 2022; and 20% of the shares on February 1, 2023, subject to Mr. Valenzuela’s continued service with us through each such vesting date. See “Compensation Discussion and Analysis – 2018 Executive Compensation Program – Equity Awards.”

(3)

The stock option awards were granted pursuant to our 2015 Equity Incentive Plan. The shares of our common stock subject to the stock options vest and become exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on May 1, 2018, subject to the officer’s continued employment through each such vesting date. See “Compensation Discussion and Analysis – 2018 Executive Compensation Program – Equity Awards.”

(4)

The option awards were granted with an exercise price equal to 100% of the fair market value of our common stock, which was $37.74 per share, based on the closing market price of our common stock on the date of grant.

(5)

The dollar amounts in this column represent the aggregate grant date fair value of each option award and restricted stock unit award, as applicable, granted to the named executive officers in 2018, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures and assumes that the named executive officer will perform the requisite service for the award to vest in full. The assumptions we used in valuing these awards are described in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 1, 2019 and do not necessarily correspond to the actual economic value recognized or that may be recognized by our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding and unexercised stock options and outstanding restricted stock unit awards that have not vested for each named executive officer as of December 31, 2018.

Outstanding Equity Awards at December 31, 2018

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable(#)(3)		Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(5)
Stephen Trundle	4/1/2018	—	—		—	—	25,000	(6)	1,296,750
	4/1/2018	4,000	26,000	(7)	37.74	3/31/2028	—		—
	5/15/2017	15,833	34,167	(8)	32.17	5/14/2027	—		—
	5/15/2016	23,333	24,167	(9)	21.70	5/14/2026	—		—
	12/30/2013	320,000	—		4.00	12/29/2023	—		—
Steve Valenzuela	2/1/2018	—	—		—	—	6,544	(10)	339,437
	11/15/2016	—	—		—	—	21,505	(11)	1,115,464
	11/15/2016	—	37,917	(12)	27.90	11/14/2026	—		—
Jeffrey Bedell	4/1/2018	—	—		—	—	10,000	(6)	518,700
	4/1/2018	1,333	8,667	(7)	37.74	3/31/2028	—		—
	5/15/2017	—	—		—	—	10,000	(13)	518,700
	5/15/2017	3,166	6,834	(8)	32.17	5/14/2027	—		—
	2/15/2016	14,166	10,834	(14)	15.02	2/14/2026	—		—
	5/22/2013	90,000	—		2.95	5/21/2023	—		—
David Hutz	4/1/2018	—	—		—	—	12,500	(6)	648,375
	4/1/2018	1,666	10,834	(7)	37.74	3/31/2028	—		—
	5/15/2017	—	—		—	—	10,000	(13)	518,710
	5/15/2017	3,166	6,834	(8)	32.17	5/14/2027	—		—
	2/15/2016	19,833	15,167	(14)	15.02	2/14/2026	—		—
	5/15/2015	17,200	6,800	(15)	11.55	5/14/2025	—		—
	12/23/2013	3,500	—		4.00	12/22/2023	—		—
Daniel Kerzner	4/1/2018	—	—		—	—	12,500	(6)	648,375
	4/1/2018	1,666	10,834	(7)	37.74	3/31/2028	—		—
	5/15/2017	—	—		—	—	10,000	(13)	518,710
	5/15/2017	3,166	6,834	(8)	32.17	5/14/2027	—		—
	2/15/2016	19,833	15,167	(14)	15.02	2/14/2026	—		—
	5/15/2015	44,433	17,567	(15)	11.55	5/14/2025	—		—
	12/23/2013	10,000	—		4.00	12/22/2023	—		—

(1)

Option awards vest over a four-year period or five-year period. All of the option awards listed in the table above granted prior to the completion of our initial public offering on July 1, 2015 were granted under our Amended and Restated 2009 Stock Incentive Plan, and all of the option awards granted after our initial public offering were granted under our 2015 Equity Incentive Plan.

(2)

With respect to options granted to our named executive officers that are immediately exercisable subject to our right to repurchase that lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and vested as of December 31, 2018.

(3)

With respect to options granted to our named executive officers that are immediately exercisable subject to our right to repurchase that lapses as the option vests, this column reflects the number of options held by our named executive officers that were exercisable and unvested as of December 31, 2018.

(4)

All of the option awards listed in the table above were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Prior to the completion of our initial public offering, the fair market value of one share of common stock was determined in good faith by our Board with the assistance of a third party valuation expert. After our initial public offering, the fair market value of one share of common stock is determined to be the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.

(5)

The value of the restricted stock units shown in the table was calculated using the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2018, which was $51.87.

(6)

These shares underlying this restricted stock unit award shall vest in five equal annual installments beginning on April 1, 2019, subject to the officer’s continued service with us through each such vesting date.

(7)

The option vests and becomes exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on May 1, 2018, subject to the officer’s continuous service with us through each such vesting date.

(8)

The option vests and becomes exercisable in sixty equal monthly installments on the 1st day of each calendar month beginning on June 1, 2017, subject to the officer’s continuous service with us through each such vesting date.

(9)

The option vests with respect to 20% of the shares on the one year anniversary of the grant and with respect to 1/48th of the remaining shares on the first day of each month beginning on June 1, 2017 over the following four years, subject to Mr. Trundle’s continuous service with us through each such vesting date.

(10)

The shares underlying this restricted stock unit award shall vest as follows: 40% of the shares on February 1, 2020; 40% of the shares on February 1, 2022; and 20% of the shares on February 1, 2023, subject to Mr. Valenzuela’s continuous service with us through each such vesting date. See “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for a description of vesting acceleration applicable to equity awards held by Mr. Valenzuela.

(11)

The shares underlying this restricted stock unit award shall vest as follows: 40% of the shares shall vest on each of November 15, 2018 and November 15, 2020; the final 20% of the shares shall vest on November 15, 2021, subject to Mr. Valenzuela’s continuous service with us through each such vesting date. See “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for a description of vesting acceleration applicable to equity awards held by Mr. Valenzuela.

(12)

The option vests with respect to 20% of the shares on the one year anniversary of the grant and with respect to 1/48th of the remaining shares on the first day of each month beginning on December 1, 2017 over the following four years, subject to Mr. Valenzuela’s continuous service with us through each such vesting date. See “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Severance and Change in Control Benefits” for a description of vesting acceleration applicable to equity awards held by Mr. Valenzuela.

(13)

The shares underlying this restricted stock unit award shall vest as follows: 40% of the shares shall vest on each of May 15, 2019 and May 15, 2021; the final 20% of the shares shall vest on May 15, 2022, subject to the officer’s continuous service with us through each such vesting date.

(14)

The option vests with respect to 20% of the shares on the one year anniversary of the grant and with respect to 1/48th of the remaining shares on the first day of each month beginning on March 1, 2017 over the following four years, subject to the officer’s continuous service with us through each such vesting date.

(15)

The option vests with respect to 20% of the shares on the one year anniversary of the grant and with respect to 1/48th of the remaining shares on the first day of each month beginning on June 1, 2016 over the following four years, subject to the officer’s continuous service with us through each such vesting date.

Option Exercises and Stock Vested

The following table shows the number of shares of our common stock acquired upon the exercise of stock options and the aggregate value realized upon the exercise of stock options, as well as the number of shares of our common stock acquired upon the vesting of restricted stock unit awards and the aggregate value realized upon the vesting of restricted stock unit awards, for the named executive officers during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Stephen Trundle	5,000	179,556	—	—
	20,000	700,893	—	—
	15,000	624,373	—	—
	7,193	299,591	—	—
	15,000	703,149	—	—
	15,000	655,507	—	—
Steve Valenzuela	5,000	85,500	—	—
	5,000	86,750	—	—
	5,000	140,800	—	—
	5,000	105,508	—	—
	5,000	93,763	—	—
	1,000	21,010	—	—
	1,083	25,689	—	—
	—	—	14,337	701,223
Jeffrey Bedell	—	—	—	—
David Hutz	35,164	1,467,576	—	—
Daniel Kerzner	10,000	456,600	—	—
	10,000	500,100	—	—
	17,500	921,888	—	—

(1)

The value realized on exercise of the stock options is based on the difference between the closing price of the shares of our common stock on the date of exercise and the applicable exercise price of those options, net of the exercise price for acquiring the shares, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

(2)

The value realized on vesting is based on the number of shares of common stock underlying the restricted stock unit award that vested multiplied by the closing market price of the shares of our common stock on the vesting date.

Employment Arrangements

Employment Offer Letters

We have offer letters with each of our executive officers. The offer letters provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and other initial terms and conditions of employment. Please see “Outstanding Equity Awards at Fiscal Year-End” above for a presentation of equity awards held by our named executive officers.

Severance and Change in Control Benefits

Our named executive officers, other than Mr. Valenzuela, are not entitled to any benefits upon a termination of employment or change in control, except under the general terms of our equity benefit plans for all employees, which are described below under the section entitled “Equity Benefit Plans.” Any potential payments and benefits due to Mr. Valenzuela upon a termination of employment or a change in control are further described below under “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

Potential Payments upon Termination without Cause

The following table provides an estimate of the value of the compensation and benefits due to Mr. Valenzuela assuming a termination without cause, effective as of December 31, 2018, other than in connection with a change of control, under our agreement with Mr. Valenzuela described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)		Benefit Continuation ($)		Total ($)
Steve Valenzuela	115,000	(1)	9,054	(1)	124,054

(1)	Reflects a lump sum cash payment equal to four months of Mr. Valenzuela’s then-current base salary and reimbursement of company-paid health insurance coverage for six months.

Potential Payments upon Termination in Connection with a Change of Control

The following table provides an estimate of the value of the compensation and benefits due to Mr. Valenzuela assuming a termination without cause, effective as of December 31, 2018, in connection with a change of control, under our agreement with Mr. Valenzuela described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards(1) ($)		Total ($)
			Restricted Stock Units	Options
Steve Valenzuela	115,000	9,054	1,454,901	908,870	2,487,825	(2)

(1)

The value of the vesting acceleration of stock option and restricted stock unit awards is based on the closing price of our common stock on December 31, 2018, which was $51.87, less, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.

(2)

Reflects a lump sum cash payment equal to four months of Mr. Valenzuela’s then-current base salary and reimbursement of company-paid health insurance coverage for six months as well as vesting of the unvested shares subject to the outstanding equity awards granted to Mr. Valenzuela pursuant to the terms of his offer letter.

Equity Benefit Plans

For more information on our current equity compensation program and decisions regarding the grants of equity awards in fiscal 2018 for our named executive officers, see “Compensation Discussion and Analysis – 2018 Executive Compensation Program – Annual Performance Bonus” and “Compensation Discussion and Analysis – 2018 Executive Compensation Program – Equity Awards.”

Since the completion of our initial public offering in July 2015, we grant equity awards to employees, including our named executive officers, under our 2015 Equity Incentive Plan, or the 2015 Plan. Outstanding equity awards held by our named executive officers that we granted prior to our initial public offering were granted under our Amended and Restated 2009 Stock Incentive Plan, or the 2009 Plan. Our Board has delegated authority to our Compensation Committee to administer the terms of our 2015 Plan and 2009 Plan, which are together referred to as the Equity Plans. The Equity Plans’ provisions regarding treatment of awards upon a termination or change in control transaction are summarized below. Please refer to the plan documents filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019 for a complete description of the terms of such plans.

Under the terms of the Equity Plans and the form of award agreements thereunder, stock awards generally cease vesting and terminate upon the holder’s termination of service with us and options generally remain exercisable for a short period of time following the holder’s termination of service with us (generally three months, with longer periods upon terminations for death or disability), but in no event beyond the expiration of its original term.

In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take a variety of actions with respect to stock awards granted under the 2015 Plan, including arranging for their assumption, continuation or substitution; accelerated vesting; and/or termination in exchange for payment or for no payment. Under our 2009 Plan, in the event of a merger, consolidation, or sale of assets or stock of our company that results in a change of control, the plan administrator may take either of the following two actions with respect to outstanding stock awards: (1) accelerate the date of exercise of all outstanding options or (2) cancel any outstanding awards and pay to the holder an amount in cash or securities equal to the excess of the price paid to the holders of shares of common stock over the exercise price of the award.

We are not obligated to treat all stock awards under the 2015 Plan or 2009 Plan, even those that are of the same type, in the same manner. Additionally, we may provide for additional vesting and exercisability or settlement in the event of certain types of change in control transactions in an individual award agreement or in any other written agreement between us and a participant. Our named executive officers’ equity acceleration benefits are described in the section above entitled “Severance and Change in Control Benefits.”

Pay Ratio

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd Frank Act, we determined the ratio of: (a) the annual total compensation of our Chief Executive Officer, to (b) the median of the annual total compensation of all of our employees, except for our Chief Executive Officer, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

To identify our median employee, we used the following methodology:

•	To determine our total population of employees, we included all of our employees as of December 31, 2018.

•

To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s (i) base salary paid in 2018, (ii) actual bonuses paid for 2018, and (iii) the value of equity awards granted in 2018 using the same methodology we use for estimating the value of the equity awards granted to our named executive officers and reported in our Summary Compensation Table. In making this determination, we annualized the base salary and bonus elements listed in (i) and (ii) above paid for employees who were employed by us for less than the entire calendar year.

•

Because of the limited scale of our operations outside the United States, we excluded all 12 of our employees located outside the United States for purposes of determining our “median employee” in our pay ratio calculation. As of December 31, 2018, our employee population consisted of approximately 884 individuals, 872 of whom were located in the United States and 12 of whom were located outside of the United States, all of whom were located in Canada.

After applying the methodology described above, we determined our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2018 in accordance with the requirements of the Summary Compensation Table.

For 2018, the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $100,797 and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,941,144. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 19 to 1.

This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the Compensation Committee nor our management used our 2018 Chief Executive Officer to median employee pay ratio in making compensation decisions.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned for service on our Board by our non-employee directors during the year ended December 31, 2018. Mr. Trundle serves as our Chief Executive Officer in addition to being a director but does not receive any additional compensation for his service as a director and accordingly, he is not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Donald Clarke	60,000	144,994	—	204,994
Michelle Lee(3)	42,528	194,973	18,049	255,550
Timothy McAdam	65,000	144,994	—	209,994
Darius G. Nevin	70,000	—	6,515	76,515
Hugh Panero	55,000	144,994	—	199,994
Mayo Shattuck	45,000	144,994	—	189,994

(1)

This column reflects the aggregate grant date fair value of all restricted stock units granted during fiscal 2018 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of each restricted stock unit is measured based on the closing price of our shares of our common stock on the date of grant and assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing restricted stock units are described in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 1, 2019.

(2)	The table below shows the aggregate number of stock awards and option awards outstanding for each of our non-employee directors as of December 31, 2018:

Name	Stock Awards (#)	Option Awards (#)
Donald Clarke	3,193	36,000
Michelle Lee	5,104	—
Timothy McAdam	3,193	—
Darius G. Nevin	—	36,000
Hugh Panero	3,193	20,000
Mayo Shattuck	3,193	36,000

(3)	Ms. Lee joined our Board effective January 17, 2018.

Non-Employee Director Compensation Policy

Overview

Our directors play a critical role in guiding our strategic direction and overseeing management. The Compensation Committee reviews pay levels for non-employee directors on an annual basis with assistance from its compensation consultant, Compensia, which prepares a comprehensive assessment of our non-employee director compensation program. Such assessment includes benchmarking of our current director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. Following such review, the Board, upon recommendation of the Compensation Committee, approves any updates to the non-employee director compensation policy for the ensuing calendar year.

Non-Employee Director Compensation Policy

Our Board has adopted a director compensation policy for non-employee directors, which was most recently amended by the Board in December 2017 upon recommendation by the Compensation Committee. Non-employee directors receive a combination of cash and equity compensation.

Cash Compensation

Under our policy, each non-employee director, other than Mr. McAdam, will receive an annual board service retainer of $40,000, and Mr. McAdam, as Chairman of our Board, will receive an annual board service retainer of $50,000. The members of each of our Compensation Committee and Nominating and Corporate Governance Committee will receive an annual service retainer of $5,000, and the members of our Audit Committee will receive an annual service retainer of $15,000. In addition, the chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive an annual committee chair service retainer of $20,000, $15,000 and $10,000, respectively.

The annual cash compensation amounts set forth above are payable in equal quarterly installments, payable in arrears during the first 30 days of the first month following the end of each calendar quarter in which the board service occurs. If the director joins our Board at a time other than the first day of a calendar quarter, he or she will be entitled to the cash compensation set forth above beginning with the calendar quarter following the date he or she joins our Board.

Equity Compensation

In addition to cash compensation, each non-employee director is eligible to receive nonqualified stock options and/or restricted stock unit awards under our 2015 Plan. Any stock options granted under this policy are nonstatutory stock options, with a term of ten years from the date of grant, subject to earlier termination in connection with a termination of service.

Vesting schedules for equity awards are subject to the non-employee director’s continuous service on each applicable vesting date. Notwithstanding any vesting schedule, for each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a change in control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such change in control.

Initial Award

Each non-employee director who is newly elected or appointed to our Board is eligible to receive an initial grant of an option to purchase shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. The amount and vesting schedule of such initial award is in the Board’s discretion.

Annual Award

Each continuing non-employee director will automatically be granted an annual restricted stock unit award on the business day following our annual meeting of stockholders with a grant date fair value of $145,000; provided that (i) any director who has received a prior award that has not fully vested as of the date of grant is not eligible for an annual award in 2018 and (ii) no annual award will be granted to a non-employee director in the same calendar year that such person received his or her initial award. The grant date fair value shall be converted into the number of shares underlying the award based on the closing price of our common stock on the date of grant. This annual restricted stock unit award will vest in full on the day immediately preceding the date of the next year’s annual meeting of stockholders, provided that the applicable non-employee director remains a director as of such vesting date.

Non-Employee Director Stock Ownership Guidelines

In 2018, the Compensation Committee adopted stock ownership guidelines for our non-employee directors, under which each non-employee director is expected to accumulate a number of shares of our common stock with value equal the lesser of (i) three times his annual cash retainer for Board service or (ii) 2,500 shares of our common stock. Our non-employee directors are expected to satisfy the stock ownership guidelines within five years from the adoption of the guidelines (or the individual’s date of joining the Board, if later). As of March 31, 2019, all of our non-employee directors were in compliance with the stock ownership guidelines, except for Ms. Lee and Mr. Panero, each of whom pursuant to the phase-in period set forth under the guidelines, has until 2023 to comply with the guidelines. The Compensation Committee adopted the stock ownership guidelines based on input and analysis from Compensia regarding market practices and best practices related to non-employee director compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Amended and Restated 2009 Stock Incentive Plan	1,113,745	$6.05	—(1)
2015 Equity Incentive Plan	1,815,807	13.71	7,455,706(2)
2015 Employee Stock Purchase Plan	—	—	2,030,995(3)
Equity compensation plans not approved by security holders	54,694(4)	$10.97	—

Total	2,984,246		9,486,701

(1)	After the completion of our initial public offering on July 1, 2015, no further grants were made under our Amended and Restated 2009 Stock Incentive Plan.
(2)

The number of shares of common stock reserved for issuance under the 2015 Equity Incentive Plan automatically increases on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2024, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. The Board declined to increase the share reserve for the 2015 Equity Incentive Plan pursuant to the “evergreen” feature” for 2019.

(3)

The number of shares of common stock reserved for issuance under the 2015 Employee Stock Purchase Plan automatically increases on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2025, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 1,500,000 shares or (iii) such lesser number of shares determined by our Board. The Board declined to increase the share reserve for the 2015 Employee Stock Purchase Plan pursuant to the “evergreen” feature” for 2019.

(4)

54,694 of the securities represent performance-based warrants issued to two employees on March 30, 2015. Each warrant gives the holder a right to purchase up to 27,347 shares of our common stock, has an exercise price of $10.97 per share and we may elect to terminate the warrants in exchange for a one-time cash settlement in the event of a change in control. If the warrants become exercisable, the number of shares that become exercisable is based upon the achievement of certain minimum annual revenue targets, which cannot exceed 27,347 shares for each warrant. Does not include 21,633 shares subject to outstanding stock options with a weighted average exercise price of $6.61 that we assumed in accordance with the terms of the asset purchase agreement we entered into with Icontrol Networks, Inc. on June 23, 2016.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

We have a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions.

For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In considering related person transactions, the Audit Committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the availability of other sources for comparable services or products and (d) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain Related Person Transactions

Except as described below, there have been no transactions since January 1, 2018 in which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our common stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Registration Rights Agreement

We are a party to an amended and restated registration rights agreement with certain stockholders, including entities affiliated with ABS Capital Partners, entities affiliated with Technology Crossover Ventures, Backbone Partners, LLC, David Hutz, Jean-Paul Martin and Daniel Ramos. The amended and restated registration rights agreement, among other things, grants these stockholders specified registration rights with respect to shares of our common stock issued upon conversion of the shares of preferred stock previously held by them.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have also obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Alarm.com Holdings, Inc. Direct your written request to Alarm.com Holdings, Inc., Attn: Corporate Secretary, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Daniel Ramos

Corporate Secretary

April 26, 2019

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, is available without charge upon written request to: Alarm.com Holdings, Inc., Attn: Corporate Secretary, 8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102.

ANNUAL MEETING OF ALARM.COM HOLDINGS, INC.

Date:	Wednesday, June 5, 2019
Time:	9:00 A.M. (Eastern Time)
Place:	8281 Greensboro Drive, Suite 100, Tysons, Virginia 22102

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4.

1:	To elect the two (2) nominees for director named below to hold office until the 2022 Annual Meeting of Stockholders.
Nominees:
01 Donald Clarke
02 Hugh Panero

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

		☐	☐	☐
		For	Against	Abstain
3:	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.	☐	☐	☐
		For	Against	Abstain
4:

To consider, if properly presented at the Annual Meeting, a non-binding stockholder proposal requesting the Board of Directors to take each step necessary to amend the Company’s certificate of incorporation and its bylaws to eliminate each voting requirement therein that calls for a greater than simple majority vote.

		☐	☐	☐
Note: To conduct any other business properly brought before the meeting or any adjournment thereof.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Alarm.com Holdings, Inc.

to be held on Wednesday, June 5, 2019

for Holders as of April 8, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/ALRM	866-243-5513

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Stephen Trundle and Steve Valenzuela, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Alarm.com Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, AND AGAINST THE PROPOSAL IN ITEM 4 . THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

PROXY TABULATOR FOR ALARM.COM HOLDINGS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903